EXHIBIT 99.1
PRESS RELEASE
FOR IMMEDIATE RELEASE

KBW, INC. ANNOUNCES 2007 THIRD QUARTER RESULTS

New York, NY – November  1, 2007 – KBW, Inc. (NYSE: KBW), a full-service investment bank that specializes in the financial services sector, today announced financial results for the quarter and nine months ended September 30, 2007.

Highlights for the quarter ended September 30, 2007 include:

•
After adjusting for the 2006 IPO restricted stock awards, 2007 net income and diluted earnings per share, on a non-U.S. Generally Accepted Accounting Principles (GAAP) basis, decreased 21.7% and 34.3%, respectively, to $7.3 million and $0.23 per share. This is compared with net income and diluted earnings per share of $9.3 million and $0.35 per share, respectively, for the third quarter of 2006. A reconciliation between our GAAP results and non-GAAP measures is attached.

•	Total revenues increased 8.5% to $101.1 million compared to $93.2 million for the third quarter of 2006.

•	Investment banking revenue increased 22.2% to $60.1 million compared to $49.2 million for the third quarter of 2006.

•	Commissions revenue increased 74.5% to $44.5 million compared to $25.5 million for the third quarter of 2006.

•
Principal transactions resulted in a loss of $14.9 million compared to revenue of $9.6 million for the third quarter of 2006. The loss in 2007 reflects the effects of the market dislocations that occurred throughout the third quarter on the market value of certain fixed income securities owned, including securities held for PreTSL™ securitizations.

•
Operating compensation ratio (GAAP compensation and benefits expense adjusted for the 2006 initial public offering IPO restricted stock awards divided by total revenues) was 54.9%. This compares to a compensation ratio of 58.1% in the third quarter of 2006.

•
Non-compensation expenses increased 33.4% to $32.6 million compared to $24.5 million for the third quarter of 2006. The increase was primarily due to increased brokerage and clearance and other expenses.   The increase in other expense included higher professional fees, insurance costs and business development costs.

•	As of September 30, 2007, preliminary stockholders’ equity amounted to $440.0 million, resulting in a preliminary book value of $15.02 per share.

Highlights for the nine months ended September 30, 2007 include:

•
After adjusting for the 2006 IPO restricted stock awards, 2007 net income increased 3.6% to $28.9 million and 2007 diluted earnings per share decreased 11.7% to $0.91 per share on a non-GAAP basis. This is compared with net income and diluted earnings per share of $27.9 million and $1.03 per share, respectively, for the first nine months of 2006.

•	Total revenues increased 12.5% to $322.2 million compared to $286.4 million for the first nine months of 2006.

•	Investment banking revenue increased 21.9% to $174.1 million compared to $142.8 million for the first nine months of 2006.

•	Commissions revenue increased 39.3% to $119.9 million compared to $86.0 million for the first nine months of 2006.

•
Principal transactions resulted in a loss of $3.1 million compared to revenue of $35.3 million for the first nine months of 2006 reflecting the difficult market conditions in 2007 including the market dislocation in the third quarter. In addition, in the first nine months of 2006 principal transactions revenue included a $5.0 million gain with respect to the New York Stock Exchange seat conversion.

•
Operating compensation ratio (GAAP compensation and benefits expense, adjusted for the 2006 IPO restricted stock awards, divided by total revenues) was 55.7%. This compares to a compensation ratio of 58.3% in the first nine months of 2006. In the first nine months of 2007, compensation expense included $4.3 million relating to the 2006 bonus restricted stock awards granted in February 2007 that was calculated in accordance with SFAS No. 123(R), including grants to employees who are and will be eligible to retire prior to the vesting date.

•
Non-compensation expenses increased 27.4% to $91.1 million compared to $71.4 million for the first nine months of 2006.  The increase was primarily due to other expenses, which included higher professional fees, insurance costs and business development costs. Additionally, interest and brokerage and clearance expenses increased as a result of the strong customer volume in equity sales and higher fixed income inventories.

“While we are pleased that we were able to grow overall revenues for the quarter and for the first nine months of the year, we are disappointed with the impact that the turmoil in the credit markets had on our consolidated results,” said John G. Duffy, Chairman and Chief Executive Officer of KBW, Inc.

“The growth in our commission business, especially in European equities, and the increase in investment banking revenues demonstrate the strength of our platform during difficult market conditions.”

“Our exposure to certain securities was negatively impacted by the rapid market dislocation.  In response to these uncertainties, senior management continues to actively manage risk positions.”

KBW, Inc. expects to file its quarterly report on Form 10-Q with the Securities and Exchange Commission on or about November 14, 2007.

About KBW
KBW, Inc., through its subsidiaries Keefe, Bruyette & Woods, Inc., Keefe, Bruyette & Woods Limited and KBW Asset Management, is a full service investment bank specializing in the financial services industry.

Statements in this press release that are not statements of historical or current fact constitute forward-looking statements.  In some cases, you can identify these statements by words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “intend”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, or “continue”, the negative of these terms and other comparable terminology.  Such forward-looking statements, which are based on various underlying assumptions and expectations and are subject to risks, uncertainties and other unknown factors, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business.  These statements are only predictions based on our current expectations and projections about future events, and there are or may be important factors that could cause our actual results to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements.  These factors include, but are not limited to, those discussed under the section entitled “Risk Factors” in our annual report on Form 10-K, which is available at the Securities and Exchange Commission website at www.sec.gov.  Unless required by law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this press release.

KBW, INC. AND SUBSIDIARIES
Consolidated Statements of Income
Three and Nine Months ended September 30, 2007 and 2006
(unaudited)
(Dollars in thousands, except per share information)

	Three Months Ended		Nine Months Ended
	Sept 30,	Sept 30,	Sept 30,	Sept 30,
	2007	2006	2007	2006
Revenues:
Investment banking	$60,132	$49,204	$174,077	$142,833
Commissions	44,457	25,479	119,857	86,039
Principal transactions, net	(14,943)	9,567	(3,134)	35,308	(b)
Interest and dividend income	10,317	7,595	27,544	19,323
Investment advisory fees	436	508	1,258	1,293
Other	736	859	2,564	1,561

Total revenues	101,135	93,212	322,166	286,357

Expenses:
Compensation and benefits	58,658	54,118	188,882	166,847
Occupancy and equipment	4,922	4,528	13,977	13,047
Communications and
data processing	6,205	5,113	17,771	14,387
Brokerage and clearance	6,361	3,976	17,417	14,993
Interest	4,610	3,014	11,273	8,278
Other	10,517	7,822	30,617	20,739
Non-compensation expenses	32,615	24,453	91,055	71,444

Total expenses	91,273	78,571	279,937	238,291
Income before
income tax expense	9,862	14,641	42,229	48,066
Income tax expense	4,327	5,331	18,579	20,206
Net income (a)	$5,535	$9,310	$23,650	$27,860

Earnings per share (a):
Basic	$0.18	$0.35	$0.77	$1.03
Diluted	$0.18	$0.35	$0.75	$1.03

Weighted average number of common shares outstanding:
Basic	30,665,945	26,749,483	30,636,898	27,013,417
Diluted	31,546,276	26,749,483	31,537,188	27,013,417

(a) Net income and earnings per share were classified as net income available to mandatorily redeemable common stockholders and net income available to mandatorily redeemable common stockholders per share, respectively, prior to November 8, 2006.
(b) Principal transactions, net for the nine months ended September 30, 2006 includes a gain on the conversion of our New York Stock Exchange seat to cash and shares of NYSE Group, Inc. of $5.0 million.

Non-GAAP Financial Measures

Our management has utilized non-GAAP calculations of presented compensation and benefits expense, income before income tax expense, income tax expense, net income, compensation ratio and basic and diluted earnings per share that are adjusted in the manner presented above as an additional device to aid in understanding and analyzing our financial results for the three and nine months ended September 30, 2007. Specifically, our management believes that the non-GAAP measures provide useful information by excluding certain items that may not be indicative of our core operating results and business outlook. Our management believes that these non-GAAP measures will allow for a better evaluation of the operating performance of our business and facilitate meaningful comparison of our results in the current period to those in prior periods and future periods. Our reference to these non-GAAP measures should not be considered as a substitute for results that are presented in a manner consistent with GAAP. These non-GAAP measures are provided to enhance investors’ overall understanding of our current financial performance.

A limitation of utilizing these non-GAAP measures of compensation and benefits expense, income before income tax expense, income tax expense, net income, compensation ratio and basic and diluted earnings per share is that the GAAP accounting effects of these events do in fact reflect the underlying financial results of our business and these effects should not be ignored in evaluating and analyzing our financial results. Therefore, management believes that both our GAAP measures of compensation and benefits expense, income before income tax expense, income tax expense, net income, compensation ratio and basic and diluted earnings per share and the same respective non-GAAP measures of our financial performance should be considered together.

We adopted Statement of Financial Accounting Standards No. 123(R) Share-Based Payment (“SFAS 123(R)”) during the first quarter of 2006.  We have reported in this press release our compensation and benefits expense, income before income tax expense, income tax expense, net income, compensation ratio and basic and diluted earnings per share on a non-GAAP basis for the three and nine months ended September 30, 2007. The non-GAAP amount excluded compensation expense relating to the amortization of IPO restricted stock awards granted to our employees on November 8, 2006.  Therefore, there is no reconciling item for compensation expense for the three and nine months ended September 30, 2006.

We expect to grant restricted stock awards and other share-based compensation in the future. We do not expect to make any such substantial grants to employees outside of our regular compensation and hiring process, as we did when we granted the restricted stock awards in connection with our IPO.

The following provides details with respect to reconciling compensation and benefits expense, income before income tax expense, income tax expense, net income, compensation ratio and basic and diluted earnings per share on a GAAP basis for the three and nine months ended September 30, 2007 to the aforementioned captions on a non-GAAP basis in the same respective period.

(Dollars in thousands, except per share information)

Three months ended:		9/30/2007			9/30/2006
	GAAP	Reconciliation		Non-GAAP	GAAP

Compensation and benefits expense	$58,658	$(3,128)	(a)	$55,530	$54,118
Income before income tax expense	$9,862	$3,128	(a)	$12,990	$14,641
Income tax expense	$4,327	$1,372	(b)	$5,699	$5,331
Net income	$5,535	$1,756	(c)	$7,291	$9,310
Compensation ratio (d)	58.0%			54.9%	58.1%

Earnings per share:
Basic	$0.18	$0.06		$0.24	$0.35
Diluted	$0.18	$0.05		$0.23	$0.35

Weighted average number of
common shares outstanding:
Basic	30,665,945	-	(e)	30,665,945	26,749,483
Diluted	31,546,276	-	(e)	31,546,276	26,749,483

Nine months ended:		9/30/2007			9/30/2006
Compensation and benefits expense	$188,882	$(9,290)	(a)	$179,592	$166,847
Income before income tax expense	$42,229	$9,290	(a)	$51,519	$48,066
Income tax expense	$18,579	$4,088	(b)	$22,667	$20,206
Net income	$23,650	$5,202	(c)	$28,852	$27,860
Compensation ratio (d)	58.6%			55.7%	58.3%

Earnings per share:
Basic	$0.77	$0.17		$0.94	$1.03
Diluted	$0.75	$0.16		$0.91	$1.03

Weighted average number of
common shares outstanding:
Basic	30,636,898	-	(e)	30,636,898	27,013,417
Diluted	31,537,188	-	(e)	31,537,188	27,013,417

(a) The adjustment represents the pre-tax expense with respect to the amortization of the IPO restricted stock awards granted to employees on November 8, 2006.
(b) The adjustment with respect to income tax expense represents the elimination of the tax benefit resulting from the amortization of the IPO restricted stock awards in the period.
(c) The adjustment with respect to net income was the after-tax amortization of the IPO restricted stock awards in the respective periods.
(d)  The three and nine months ended September 30, 2007 compensation ratio was calculated by dividing compensation and benefits expense by total revenues of $101,135 and $322,166, respectively. The three and nine months ended September 30, 2006 compensation ratio was calculated by dividing compensation and benefits expense by total revenues of $93,212 and $286,357 respectively.

(e) Both the basic and diluted weighted average number of common shares outstanding were not adjusted.

Further information regarding these non-GAAP financial measures is included in our annual report on Form 10-K, which is available to the public at the Securities and Exchange Commission’s (SEC) website at http://www.sec.gov and at our website at http://www.kbw.com. You may also read and copy this report at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549, U.S.A. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

Contacts

Investors:
KBW Investor Relations
Alan Oshiki, 866-529-2339
or
Media:
Intermarket Communications
Neil Shapiro, 212-754-5423

Source:  KBW, Inc.